Exhibit 4.1

CPI INTERNATIONAL, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee
_________________________

SUPPLEMENTAL INDENTURE

Dated as of  February 2, 2011

to

Indenture

Dated as of February 22, 2005

Floating Rate Senior Notes due 2015

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated February 2, 2011, is by and among CPI International, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association organized and existing under the laws of the United States of America (the “Trustee”).

WHEREAS, the Trustee and the Company have heretofore executed and delivered that certain Indenture dated as of February 22, 2005 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s Floating Rate Senior Notes due 2015 (the “Notes”);

WHEREAS, on February 22, 2005, the Company issued $80,000,000 aggregate principal amount of Notes, of which $12 Million aggregate principal amount remains outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of Holders of at least a majority aggregate principal amount of the Notes then outstanding, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes and may waive compliance with provisions of the Indenture (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of (1) amending the Indenture and the Notes in certain respects and (2) waiving any and all defaults resulting from the consummation of the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger, dated as of November 24, 2010, among the Company, Catalyst Holdings, Inc. and Catalyst Acquisition, Inc., and the related financing transactions as more fully described in the Company’s Offer to Purchase and Consent Solicitation Statement dated January 13, 2011 (the “Offer to Purchase”), each as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and the related letter of transmittal that applies to the Notes (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates, as defined in the Indenture), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee, simultaneously with the execution and delivery of this Supplemental Indenture, an Opinion of Counsel and an Officers’ Certificate relating to this Supplemental Indenture as contemplated by Section 9.07 of the Indenture and (3) the Company has satisfied all other conditions required under Article 9 of the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References.  Section 1.01 of Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE AND NOTES

Section 2.1 Amendments to Articles 4, 5 and 6.

(a) Subject to Section 4.8 hereof, the Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety:

Section 4.04 (Payment of Taxes);
Section 4.06 (Compliance Certificate; Notice of Default);
Section 4.08 (Waiver of Stay, Extension and Usury Laws);
Section 4.09 (Change in Control)
Section 4.10 (Limitations on Additional Indebtedness);
Section 4.11 (Limitations on Restricted Payments);
Section 4.12 (Limitations on Liens);
Section 4.13 (Limitations on Asset Sales);
Section 4.14 (Limitations on Transactions with Affiliates);
Section 4.15 (Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries);
Section 4.16 (Additional Note Guarantees);
Section 4.18 (Reports to Holders);
Section 4.19 (Limitations on Designation of Unrestricted Subsidiaries);
Section 4.20 (Limitation on the Issuance or Sale of Equity Interests of Restricted Subsidiaries);
Section 4.21 (Business Activities);
Section 5.01(a)(2) and 5.01(a)(3) (which impose certain limitations on mergers, consolidations, and other transactions); and
Sections 6.01(3), 6.01(5) and 6.01(6) (which provide for certain Events of Default).

(b) Section 4.03 is amended to read in its entirety as follows:  “Except as otherwise permitted by Article Five, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents (as the same may be amended from time to time); provided that nothing herein shall prohibit the Issuer from converting from a corporation to a limited liability company pursuant to the Delaware General Corporation Law.”

Section 2.2 Amendments to Notes.  Subject to Section 4.8 hereof, the Notes are hereby deemed to be amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture, including, without limitation, Section 9 thereof.

ARTICLE III

WAIVER OF DEFAULTS

Section 3.1 Waiver of Defaults.  Any and all Defaults, Events of Default (each as defined in the Indenture) and other defaults resulting from the consummation of the Transactions are hereby waived.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Defined Terms.  For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 4.2 Indenture.  Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict, the provisions of this Supplemental Indenture shall control.

Section 4.3 Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4.4 Successors.  All agreements of the Company in this Supplemental Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 4.5 Duplicate Originals.  All parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy.

Section 4.6 Severability.  In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 4.7 Trustee Disclaimer.  The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters.  Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 4.8 Effectiveness.  The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.  Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the acceptance for purchase by the Company of at least a majority in principal amount of the outstanding Notes (excluding Notes owned by the Company or any of its Affiliates, as defined in the Indenture) pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur.  The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 4.9 Endorsement and Change of Form of Notes.  Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of February 2, 2011, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the First Supplemental Indenture, dated as of February 2, 2011.  Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 4.10 Effects of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

CPI INTERNATIONAL, INC.
By:	/s/ JOEL A. LITTMAN
Name:	Joel A. Littman
Title:	Chief Financial Officer, Treasurer and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ ALEX BRIFFETT
Name:	John A. (Alex) Briffett
Title:	Authorized Signatory